                                                                    EXHIBIT 99.1

[POLKAUDIO LETTERHEAD]
--------------------------------------------------------------------------------

PRESS RELEASE

Contact: George Klopfer, CEO
         Gary Davis, CFO
         (410) 358 3600

Date: April 7, 1997
For Immediate Release
--------------------------------------------------------------------------------

Baltimore, MD: Polk Audio, Inc. (Amex symbol: PKA) announced today that its sales for the fourth fiscal quarter ended March 30, 1997 were $13.2 million, down 27% compared to the same quarter in the prior year.

The Company also announced an operational restructuring, to be completed within the next 90 days, whereby finished product warehousing and all remaining manufacturing and service operations will be consolidated into the Company's operations in San Diego, CA. This will involve the elimination of approximately 16 positions net and a nonrecurring charge to earnings for severance and other related costs will be applied in the March 1997 quarter. With this expected restructuring charge taken into account, the Company anticipates a modest loss for the March 1997 quarter, compared to a profit of $742,000 or 44 cents per share, in the March 1996 quarter.

George Klopfer, CEO, commented as follows: "We were anticipating that sales for March of this year would not equal those of last March, when we made very substantial initial deliveries of the Eosone product line to Best Buy Co. That said, we nevertheless were disappointed with the overall sales results for the March 1997 quarter. The general situation of many of our retail dealers in the USA is a difficult one, with many of them experiencing declines in sales and margins. This has of course affected our sales and margins, too. Some related factors affecting our sales and margins include an increasingly conservative posture on our part in extending trade credit, additions to reserves for bad debts and price discounting in certain product lines in order to maintain sales momentum."

Mr Klopfer also added:

"In the medium term our industry is going to introduce some very powerful new technologies into the marketplace, including High Definition Television (HDTV)

Polk Audio - April 7, 1997
page 2


and the Digital Video Disk (DVD). For its part, Polk Audio is also planning an elevated rate of new product introductions to take advantage of the excitement that will result from the introduction of these new technologies to the consumer. We believe that, once introduced, these new technologies and products will reverse some of the negative operating trends affecting consumer electronics retailers in the past year. Accordingly, we are optimistic about the medium term outlook for our company and our industry, despite our concerns about the near term picture. Beyond that, we are in solid financial condition and if in fact there is more trouble ahead for our industry in the near term, I am confident that we will weather it without serious difficulty."

Safe Harbor Statement under the Securities Litigation Reform Act of 1995: This Press Release contains a variety of forward looking statements representing the current beliefs of the Company's management, which are subject to substantial uncertainty, and no assurance can be, or is hereby given that any of them will actually occur or develop as presented herein. In addition to the specific uncertainty factors cited in connection with certain of the forward looking statements contained herein, all forward looking statements in this Press Release are subject to a variety of factors which are difficult or impossible to predict with total reliability, including but not limited to planned or unplanned changes in the quantity and/or quality of the distribution outlets available for the Company's products, the actions of suppliers of other types of audio and video components which are used by consumers in combination with the Company's products, changes in the cost or availability of raw materials, interruptions in transport or manufacturing operations, casualty and general business conditions in the economy.

Polk Audio is a manufacturer of high-quality loudspeaker systems based in Baltimore, Maryland.

                                #      #      #